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                                                                    Exhibit 10.8

                   [FORM OF CONTRACT FOR MULTIPLE TRUCKSTOPS]
                CABLE TELEVISION AND TELEPHONE SERVICE AGREEMENT

         THIS CABLE TELEVISION AND TELEPHONE SERVICE AGREEMENT (this "Agreement") is entered into this 18th day of March, 1997, by and between Park 'N View, Inc., a Delaware corporation ("PNV"), with its headquarters at 3403 N.W. 55th Street, Building #10, Ft. Lauderdale, Florida and NATSN ("Operator"), with its headquarters at 106 Maple, Sullivan, MO 63080.

         WHEREAS, Operator: (i) currently owns or operates One Hundred Thirty Six (136) full-service travel plaza truckstops which are located at the addresses listed on Schedule 1 hereto; and (ii) may acquire or contract to operate other full-service travel plaza truckstops, all of the aforesaid hereinafter individually being referred to as a "Truckstop" and collectively being referred to as the "Truckstops"; and

         WHEREAS, PNV has designed and developed the concept and equipment ("the System") to (i) enable truck drivers to: (a) receive and/or have access to cable television services and telecommunications services; and (b) provide such truck drivers programming consisting of video and audio services, and telephone, fax or other data services while remaining in their vehicles parked at the Truckstop; and (ii) sell advertising to be broadcast over the System (collectively, the "Services"); and

         WHEREAS, Operator desires to engage PNV to install the System and provide the Services at certain of the Truckstops.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Operator and PNV (hereinafter collectively being referred to as the "Parties"), intending to be legally bound, hereby mutually agree as follows:

         1.       Purpose. The Parties hereby agree that PNV shall install the

System at certain of the Truckstops and that the Parties shall operate the System at such Truckstops pursuant to the terms of this Agreement. PNV shall initially install the System at Operator's Truckstop located at ________________________________________. PNV shall install the System at such other Truckstops as may be mutually agreed upon by the Parties.

         2.       Installation of Equipment.

                  (a) PNV shall, at its sole cost and expense, and in the manner herein provided, install and continually maintain at each Truckstop at which the Services are to be provided equipment consisting of the following:



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                           (i)               equipment necessary for the
                                    provision and distribution of the Services.

                           (ii)              outlet ports to parking spaces to
                                    provide users with access to the Services.

                           (iii)             equipment designed to (a) monitor
                                    the use of the Services and (b) account for all receipts for billing and revenue sharing purposes either independently and/or in conjunction with the Truckstop's existing cash register system.

All of the foregoing equipment as currently used by PNV is described on Schedule 2 hereto and is hereinafter, together with any additions or deletions to said equipment, collectively referred to as the "PNV Equipment". PNV reserves the right to make additions to and deletions from the PNV Equipment to be installed at each Truckstop. PNV shall provide the Services to at least 75% of the truck parking spaces located at each Truckstop at which it installs the System. The Parties shall mutually determine the precise number and location of the truck parking spaces at which the Services shall be provided, taking into account such factors as the cost of construction and implementation, the layout of the parking facilities, the usage of particular parking rows to drop trailers and such other factors as the Parties may deem relevant.

                  (b) PNV shall, subject to Operator's prior approval, install, at PNV's sole cost and expense, underground and above ground but not overhead, transmission and distribution cables and equipment through the truck parking areas at each Truckstop (and any Operator owned or managed hotels and motels, located at or adjacent to a Truckstop, as may be mutually agreed) as is necessary and appropriate to install the System and to provide the Services. PNV shall, with Operator's prior consent, have the right to run additional transmission lines under and through each Truckstop, at reasonable times and locations, to serve adjacent properties (including hotels or motels), if in the future any such Truckstop expands its operations to include such properties.

                  (c) Operator shall make available to PNV a sufficient area in which to install the PNV Equipment including: (i) such area as is required for the installation of satellite dish(es); (ii) a secured air-conditioned interior area of approximately 50 square feet for the installation of the headend equipment and the telephone and related monitoring equipment; and (iii) an area at the fuel desk and/or the travel store for installation of the equipment required for activation and sale of the Services (hereinafter collectively referred to as the "Equipment Area").



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                  (d)      PNV shall be entitled to have continued access to the
Equipment Area and all parking areas for purposes of installing, repairing and monitoring the PNV Equipment, the System and the Services. PNV shall take care and make every reasonable effort to minimize damage and disruption to the premises and Operator's business operations during the installation and operation of the System at each Truckstop. Prior to commencement of any construction, PNV shall obtain Operator's approval of the methods and materials to be used by PNV with respect to the installation of the System. PNV will repair any material damage to the Truckstop which is caused by PNV. However, PNV shall not be responsible for any existing defects or deficiencies or the normal wear and tear to the parking lot or the Truckstop.

                  (e) PNV shall install the PNV Equipment in a workmanlike and efficient manner, without unreasonable interference with the operation of each Truckstop. PNV shall use its best efforts to: (i) minimize the disruption to traffic flow and parking space availability; and (ii) complete the installation of the System at each Truckstop within forty-five (45) days of commencement of the installation at each Truckstop.

                  (f) PNV shall on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required by governmental authorities with respect to the installation, operation and maintenance of the System and providing the Services. Operator shall assist PNV in obtaining any such licenses, permits, or approvals upon PNV's reasonable request.

                  (g) After completion of the installation of the System at a Truckstop, PNV shall provide Operator with written notice of the date on which the sale of the Services shall commence at each such Truckstop (hereinafter referred to as the "Truckstop Service Date").

         3.       Rights and Duties of The Parties With Respect To The PNV
                  Equipment.

                  (a) Notwithstanding the fact that certain parts of the PNV Equipment may be affixed to each Truckstop, the PNV Equipment shall not become a fixture thereto and shall remain the property of PNV. Operator acknowledges that the System, the Services and the PNV Equipment and the manner of its operation and installation are proprietary to PNV. Accordingly, Operator shall use its best efforts to insure that all information and data concerning the System, the Services and the PNV Equipment shall not be divulged, and (except in the case of emergency) that access to the System and the PNV Equipment shall not be given to any person or persons other than personnel authorized by PNV.

                  (b) Upon the termination of this Agreement for any reason, PNV shall have the right to: (i) remove, at its sole cost and expense, any or all of the PNV Equipment from each Truckstop; or (ii) sell or lease it to the Operator or its successors, nominees or assignees. PNV shall, if it elects to remove the System, restore each Truckstop as near as reasonably possible to the condition of such premises prior to the installation of the System, normal wear and tear excepted, but shall not be obligated to remove any underground cables.



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           4.     Programming and Telecommunications Services to Be Provided.

                  (a) PNV shall make the Services available on the System as follows:

                           (i)               PNV shall source and deliver a
                                    programming package consisting of a minimum of eleven (11) channels of entertainment programming. PNV shall pay the cost of all such programming. The current programming schedule to be broadcast by PNV is as set forth on Schedule 3. PNV may, with the prior consent of Operator, make changes to the programming schedule from time to time.

                           (ii)              In addition to the eleven (11)
                                    channel entertainment lineup, there shall be other channels which shall be used to provide a programming schedule and advertising. Net profits (after payment of all "Directly Related Expenses" as defined in Section 8(b) below) generated by advertising on such channels at each Truckstop shall be divided as follows: 50% to PNV and 50% to Operator. All advertising revenue and other revenues and commissions generated by these channels shall not be considered "Gross Receipts" (as defined in Section 8(a)) for purposes of the Agreement.

                           (iii)             PNV may, with the consent of
                                    Operator, provide pay-per-view or other
                                    non-traditional cable channels or services as part of the Services. The net profits (after payment of all Directly Related Expenses) from such additional channels or services shall be divided as follows: 50% to PNV and 50% to Operator. All revenues and commissions generated by these channels shall not be considered Gross Receipts for purposes of the Agreement.

                           (iv)              PNV shall also provide telephone
                                    service to certain parking slots at each Truckstop. The current telephone services offered by PNV are set forth on Schedule 4. The fee schedules established for the Services include a charge relating to phone usage and such fees shall be considered Gross Receipts for purposes of this Agreement. PNV shall, with Operator's prior consent, have the right to determine and make changes to the specific types of telecommunication services provided to a particular Truckstop from time to time. If the Parties mutually agree to permit PNV to provide phone service to areas of the Truckstops, other than the parking lot, the Parties shall mutually agree as to the profit allocations with respect to such services.

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         5.       Operation of the System and Sale and Promotion of the
                  Services.

                  (a) PNV shall, from time to time, at its sole cost and expense, train the Operator and its fuel desk employees with respect to the operation of the point of sale equipment and the sale and promotion of the Services. The Operator and its fuel desk employees shall be responsible for the operation of the point of sale equipment and the sale and promotion of the Services. PNV shall provide follow up training for Operator's personnel during working hours with respect to the sale and promotion of the Services, the operation of the System, and the maintenance of the PNV Equipment as may be reasonably requested by Operator from time to time. PNV shall, with the prior consent of Operator, be entitled to have its own employees or agents engage in the sale and the promotion of the Services at any Truckstop, provided that PNV's employees and agents shall not interfere with the operation of said Truckstop.

                  (b) Operator shall use its best efforts to assure that the management, fuel desk employees and other personnel promote the use of the Services by the truck drivers frequenting the Truckstop. The Parties may mutually agree from time to time to implement sales incentive programs for the fuel desk employees and other personnel to promote the sale of the Services. The Parties shall share the cost of implementing and funding any such mutually agreed upon incentive programs.

                  (c) Operator may develop and supply to PNV, at no cost to PNV, certain advertising and promotional materials relating to the System and the Services. PNV may also develop and supply to Operator, at no cost to Operator, certain advertising and promotional materials relating to the System and the sale of the Services. Subject to each Party's approval and consent, Operator and PNV shall make reasonable efforts to utilize and display such materials at each Truckstop in order to promote the sale and promotion of the Services.

         6.       Maintenance of the PNV Equipment and the System.

                  (a) PNV shall maintain a good quality signal and reception through the System comparable to the signal and reception supplied for regular television programming and telecommunications services to home consumers.

                  (b) The day to day maintenance of the System shall be handled as follows:

                           (i)               Operator's trained staff members
                                    shall: (i) replace failed connecting drop cables and accessories with equipment to be furnished by PNV at its cost; (ii) maintain the cable and phone boxes in the outside hookups in proper operating order, including cleaning and removal of debris (i.e. oil, dirt, ice, snow, etc.); and (iii) replace cable and phone connection outlets in the outside hookups with equipment furnished by PNV at its cost.

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                           (ii)              If a mechanical problem arises
                                    other than through a failed connecting cable or accessory, Operator shall contact PNV by telephone at PNV's office. Unless extenuating circumstances exist, PNV shall, within forty-eight (48) hours, either authorize Operator to contact a designated repair technician or dispatch a designated repair technician to make the necessary repairs to the System. Charges for repairs will be billed directly to PNV.

         7.       Term.

                  (a) Subject to Sections 7(b) and 16, the term of this Agreement, as it applies to each Truckstop at which the System is installed, shall be for a period of ten (10) years commencing on the Truckstop Service Date and terminating on the tenth anniversary of the Truckstop Service Date (the "Term"). Subject to Section 7(b) and Section 16, the Term shall automatically be extended for a five (5) year renewal period (the "Automatic Renewal Term") provided that, as a condition to the commencement of the Automatic Renewal Term, Operator shall be entitled to receipt of the increased percentage of Gross Receipts set forth in Section 8(a).

                  (b) Operator and PNV hereby acknowledge and agree that either party shall have the right to terminate this Agreement as it applies to one or more Truckstops if such Truckstop does not have average gross revenue of $35 per wired stall per month during any six (6) month period, the Parties have jointly implemented a plan to increase revenue at such Truckstop and the average gross revenue does not exceed $35 per wired stall per month at such Truckstop during the three (3) month period following implementation of such plan.

         8.       Fees.

                  (a) The monthly Gross Receipts derived at each Truckstop shall be allocated between PNV and Operator as follows: (i) during the Term, sixty-five percent (65%) to PNV and thirty-five percent (35%) to Operator; and
(ii) during the Automatic Renewal Term, sixty percent (60%) to PNV and forty percent (40%) to Operator.

For these purposes, "Gross Receipts" for any period shall mean the aggregate gross amount collected by the Operator, during any calendar month, from the sale of the Services during such period less the amount of taxes, if any, which are required to be charged by Operator to the user of the Services and less any refunds for faulty service or equipment. Notwithstanding the foregoing, for purposes of this Agreement, "Gross Receipts" shall not include any revenue received by PNV or the Operator for: (i) advertising displayed by PNV pursuant to Section 4(a)(ii) or; (ii) pay-per-view or other additional channels or services provided as part of the Services pursuant to Section 4(a)(iii).

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                  (b)      Net profits (after payment of all Directly Related
Expenses) generated by the services provided pursuant to Sections 4(a)(ii) and 4(a)(iii) shall be divided as follows: 50% to PNV and 50% to Operator. For these purposes, "Directly Related Expenses" shall mean all direct costs and expenses incurred by PNV with respect to the: (i) acquisition and installation of the equipment necessary to transmit advertising over the System, including, without limitation, loop tape players and loop tapes; (ii) sale, promotion and production of advertising programs; (iii) salaries and commissions paid to and expenses incurred by individuals or entities which sell advertising; and (iv) fees paid to pay-per-view programmers. Directly Related Expenses shall not include: (i) allocations of corporate overhead (other than the advertising department); (ii) depreciation of the PNV Equipment, other than the equipment necessary to transmit advertising over the System; or (iii) other costs and expenses which are not directly related to the sale and promotion of advertising over the System.

                  (c) Operator shall collect all applicable fees and taxes from the users who purchase the Services directly from Operator. Operator shall not be responsible for collection of fees and taxes from those users who purchase the Services through PNV's automated phone activation program. Billing is to be made on a unit basis in accordance with the rates and procedures specified by PNV from time to time. Any taxes due on the Services purchased directly through Operator are to be collected by Operator from the user over and above the charge established by PNV for the particular Services and said taxes shall be remitted by Operator to the proper governmental agency. PNV shall be responsible for the payment of all taxes due with respect to amounts collected by PNV from users who purchase the Services through PNV's automated phone activation program.

                  (d) All Gross Receipts and other revenues collected by Operator with respect to the sale of the Services shall be remitted to PNV on a monthly basis. All amounts due to Operator from PNV for each calendar month shall be paid to Operator by PNV within ten (10) days of the close of each calendar month.

                  (e) Upon request by PNV, but not more than once a week, Operator shall inform PNV of: (i) the amount of the use of the Services; (ii) the amount of the Gross Receipts and other revenue received with respect to the sale of the Services, cable drops, adapters, connectors and telephones; (iii) the amount of the taxes collected by the Operator; and (iv) other operating data relating to the System as PNV may reasonably request.

                  (f) The books and records of the Operator and PNV pertinent to the Gross Receipts, Directly Related Expenses, and other revenue and taxes received with respect to the sale of the Services for any calendar month shall be open for inspection and audit by an authorized representative of either Operator or PNV upon five (5) business days notice to said party.


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         9.       Exclusivity.

                  (a) PNV shall, for the Term of this Agreement (and any renewal term), have the exclusive right to install the System and provide the Services to each Truckstop and any additional truckstops in which Operator acquires an interest (whether owned, leased or operated under a contract or some similar agreement).

                  (b) PNV shall during the Term of this Agreement (and any renewal term) have: (i) the exclusive right to sell to Operator at competitive prices coaxial and phone cables for use with the Services provided by PNV; and
(ii) the nonexclusive right to sell to Operator television, telephone and cable accessories and adapters for use with the Services. After purchasing the foregoing items from PNV, Operator shall be entitled to resell such items to its customers and retain all profits from such resales.

         10. Rights Granted to PNV. Operator hereby grants and conveys to PNV, for the Term of this Agreement (and any renewal term), access to the premises of each Truckstop at which the System is installed for purposes of maintaining, repairing, replacing and operating the System and providing the Services.


         11.      Representations and Warranties of PNV.

                  (a) PNV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by PNV has been duly authorized by all necessary action of PNV. This Agreement and each of the other documents to be executed and delivered by PNV pursuant to this Agreement have been duly executed and delivered by PNV and are the valid and binding obligations of PNV enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by PNV pursuant to this Agreement will not: (i) conflict with or violate any provision of PNV's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PNV; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against PNV.

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

                  (c) PNV is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of PNV set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.

         12.      Representations and Warranties of Operator.

                  (a) Operator is a corporation duly organized, validly existing and in good standing under the laws of Washington State and has full corporate power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by Operator has been duly authorized by all necessary corporate action of Operator. This Agreement and each of the other documents to be executed and delivered by Operator pursuant to this Agreement have been duly executed and delivered by Operator and are the valid and binding obligations of Operator enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by Operator pursuant to this Agreement will not: (i) conflict with or violate any provision of Operator's Articles of Incorporation, By-laws, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Operator; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Operator.

                  (c) Operator is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of Operator set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.


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         13.      Risk of Loss and Insurance; Indemnification.

                  (a) PNV shall bear the risk of loss and hereby indemnifies Operator for: (i) damage to or destruction of the PNV Equipment and the System installed at each Truckstop which is caused by the negligence or willful misconduct of PNV, its employees, contractors, agents and customers; and
(ii) injury to persons or damage to property arising from the installation, operation or repair of the PNV Equipment and the System (except to the extent such damage is occasioned by any act, omission or negligence of Operator, its employees, contractors or agents).

                  (b) Operator shall be responsible for the repair or replacement of the PNV Equipment resulting from damage or destruction caused by the negligence or willful misconduct of the Operator, its employees, contractors or agents.

                  (c) Both Operator and PNV shall maintain during the Term of this Agreement (or any renewal term), at their sole cost and expense, comprehensive public liability insurance in the minimum amount of $1,000,000 providing coverage at each Truckstop at which the Services are provided against any claims relating to the operation or use of the System or the sale or provision of the Services and shall ensure that each Party is named as an additional insured in respect of such insurance or is otherwise covered as its interest may appear.

         14. Force Majeure. Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, interruption in the supply of electrical power or any other cause beyond the control of any party acting in a reasonable business-like manner, whether similar or dissimilar to the causes enumerated above.

         15.      Assignment.

                  (a) Operator may sell, assign, transfer or otherwise dispose of its interest in one or more of the Truckstops (through a change of control or otherwise) provided that the acquiror of such interest or assets shall assume the Operator's rights and obligations hereunder and shall be bound by the terms of this Agreement, in which case, PNV shall recognize the acquiror of such Truckstop as its Operator for purposes of this Agreement.

                  (b) PNV may pledge its interest in this Agreement to any party, including without limitation, to any bank, recognized lending or leasing institution or investor as collateral. PNV may sell, assign, transfer or otherwise dispose of its interest in this Agreement provided that said acquiror shall assume all of PNV's rights and obligations hereunder and shall be bound by the terms of this Agreement.

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         16.      Breach. In the event that either party shall fail in any
material respect to perform any obligation under this Agreement, the other party may in writing notify the non-performing party that such failure constitutes a breach. If the breach is not remedied or cured within thirty (30) days following receipt of the notice of breach, without limiting any other remedy which may be available, the non-breaching party may terminate this Agreement by notice to the breaching party.

         17. Ownership and Confidentiality. Operator recognizes and agrees that PNV shall, during the term of this Agreement and thereafter, retain sole ownership of the System and the PNV Equipment. Operator recognizes the proprietary nature of the concept and the design of the System, the PNV Equipment and the Services. Accordingly, Operator agrees to maintain and cause each of its employees and agents to maintain and keep strictly confidential all information that it obtains or receives in conjunction with the System, the PNV Equipment and the Services. Operator further agrees that the "Park N' View" name and logo shall be and remain the property of PNV and all references by Operator to the System or the Services shall incorporate and/or refer to PNV by its full name (Park N' View), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name, Park 'N View, is, or will be, a registered service mark of PNV and to the extent required by PNV, Operator shall execute a no cost limited license agreement for the use of such service mark.


         18.      General Provisions.

                  (a) Notices. All notices required or permitted hereunder shall be in writing and, may either be delivered by overnight courier, transmitted by facsimile, or delivered by the United States Mail, postage prepaid, addressed as follows:

       To PNV:                               Ian Williams
                                             President
                                             Park 'N View, Inc.
                                             3403 N.W. 55th Street
                                             Building #10
                                             Ft. Lauderdale, Florida 33309
                                             Fax Number: (305) 730-2298

       With a copy to:                       James M. O'Connell, Esq.
                                             Petree Stockton, L.L.P.
                                             4101 Lake Boone Trail
                                             Suite 400
                                             Raleigh, North Carolina 27607
                                             Fax Number:  (919) 420-1800

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

       To Operator:                          Douglas L. Lozier, CEO
                                             North American Truck Stop Network
                                             P.O. Box 337
                                             Sullivan, MO  63080
                                             Fax Number: (573) 468-5885


All notices shall be deemed delivered only upon actual receipt. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this Section 18(a).

                  (b) Expenses. Each party agrees to pay, without right of reimbursement from any other party, its costs relating to the preparation of this Agreement and the performance of its obligations hereunder, including without limitation, fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

                  (c) Actions; Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to use its best efforts in good faith to: (i) take or cause to be taken as promptly as practicable all actions and obligations arising herein; and (ii) do or cause to be done all things that are within its power to fulfill and comply with its obligations or the obligations of the other parties to consummate the transactions contemplated herein.

                  (d) Press Releases. To the extent practical, PNV and Operator shall consult with each other as to the form and content of all press releases and other public disclosures of matters relating to this Agreement, the System and the Services. Nothing in this section shall prohibit PNV or Operator from making any disclosure which its legal counsel deems necessary or advisable to fulfill such party's disclosure obligations under applicable law. To the extent practical, all public disclosures shall be transmitted by telecopier to the other party or its counsel prior to publication or dissemination.

                  (e) Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

                  (f) Applicable Law. This agreement shall be governed in all respects by the laws of the State of Florida.


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                  (g)      Litigation; Prevailing Party. If litigation is
brought with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable fees and expenses of counsel of the prevailing party.

                  (h) Schedules. The Schedules attached to this Agreement are integral parts of this Agreement and all references to this Agreement shall include the Schedules.

                  (i) Modification. This Agreement shall not be modified or amended except by an instrument in writing executed by the parties to this Agreement.

                  (j) Successors And Assigns. This Agreement shall apply to, and be binding upon, the parties and their respective successors and permitted assigns.

                  (k) Severability. If any part or sub-part of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement.

                  (l) Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in Ft. Lauderdale, Florida in accordance with the then existing rules of the American Arbitration Association. PNV and Operator shall each select one arbitrator, and the two arbitrators shall select a third with the same qualifications. Any decision rendered shall be binding upon the Parties, however, the arbitrators shall have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be borne equally by the Parties.

                  (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                            SIGNATURE PAGE TO FOLLOW

          IN WITNESS WHEREOF, Operator and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

WITNESSES:

                                                PARK 'N VIEW, INC., a
                                                Delaware corporation
-------------------------------

                                                By:  /s/ Ian Williams
--------------------------------                   ----------------------------
                                                Ian Williams, President



                                                [OPERATOR]

--------------------------------

                                                By: /s/ Douglas Lozier
--------------------------------                   ----------------------------

                                   SCHEDULE 1
                      LIST OF TRUCKSTOPS OWNED OR OPERATED
                                   BY OPERATOR
                                   SCHEDULE 1
                      LIST OF TRUCKSTOPS OWNED OR OPERATED
                                   BY OPERATOR


London Husky                            Kingston Husky                         Windsor Husky
Hwy 401 & 74 London                     Kingston, Ontario K7M-8S5              Windsor Ontario
Belmont, Ontario NOL-1B0                                                       Old Castle Ontario

Regina Husky                            St. Catharines Husky                   So. Star Fuel Center
Regina SK S4V-OR5                       St. Catharines Ontario                 I-65/Exit 262
                                                                               Birmingham, AL

J-Mart #2                               J-Mart #16                             J-Mart #1
I-30 & Hwy 7, Exit 78                   I-40 Exit 260                          I-30 & Hwy 270, Exit 98A
Arkadelphia, AR                         Heth, AR                               Malvern, AR

J-Mart #3                               4-K Truck Stop                         Barney's Truck Plaza
I-40 Exit 280 @ Clubb Rd.               I-10 Exit 378                          I-8, Exit 12
W. Memphis, AR                          San Simon, AZ                          Yuma, AZ

Dunnigan Truck Service                  Truck Town Truck Stop                  Jimco Truck Plaza
I-5 & Country Rd 8                      I-10 @ Cherry Ave.                     Hwy 99 & Jack Towne Rd.
Dunnigan, CA                            Fontana, CA                            Ripon, CA

Sapp Bros Truck Stop                    Gay Johnsons Cameo T/Stop              Pinon Truck Stop
I-70 & 270 Exit 278                     I-70 Exit 47                           I-25 Exit 110
Commerce City, CO                       Grand Junction, CO                     Pueblo, CO

Trinidad Fuel Stop                      Jimmic's Truck Stop                    Choo Choo Truck Wash
I-25 Exit 11                            I-10 Exit 37                           I-75 S. Exit 139
Trinidad, CO                            Madison, FL                            Ringgold, GA

All State Truck Stop                    Sapp Bros. Oasis                       Bobber Truck Plaza
I-75 & US 41 S. Exit 39                 I-29 Exit 1-B                          I-57 & 70, IL 32/33 Exit 160
Unadilla, GA                            Council Bluffs, IA                     Effingham, IL

Shell Oasis Truck Stop                  Marion Truck Plaza                     Gromann's I-39 Truck Plaza
I-90 & Hwy 20 Exit 36 1/2               I-57 & IL Rt 13 Exit 54B               I-39 Exit 72
Hampshire, IL                           Marion, IL                             Mendota, IL

Sapp Bros. Illini                       I-69 Truck Plaza                       Ross Point Truck Plaza
I-80 Exit 73                            I-69 Exit 45                           I-74 Exit 143
Peru, IL                                Gaston,, IN                            Greensburg, IN

New Lisbon Travel Plaza                 Remington Truck Plaza                  Mitten Truck Stop
I-70 Exit 130                           I-65 Exit 201                          I-70 Exit 76
New Lisbon, IN                          Remington, IN                          Oakley, KS

Salina West Travel Plaza                Topeka Truck Plaza                     Driver's Treatment #400
I-135 Exit 92                           I-470 & 70                             I-65 / Hwy 218 / Exit 58
Salina, KS                              Topeka, KS                             Horse Cave, KY

Manuel's I-10 Truck Stop                Flynn's Shell Truck Stop               New Transit Truck Stop
I-10 & Hwy 91 Exit 76                   I-90 Exit 11                           I-97 Exit 10/10A
Egan, LA                                Shrewsbury, MA                         Millersville, MD

Trucker's International                 Windmill Truck Stop                    Oasis Truck Plaza
I-95 Exit 35 Rt. 139                    I-69 Exit 70/I-96 Exit 98A             US 23 Exit 67 - M59 Rd
Fairfield, ME                           Dimondale, MI                          Hartland, MI

Clearwater Travel Plaza                 Metro Truck Plaza                      Bobber Truck Plaza
I-94 & Hwy 24 Exit 178                  I-494 Exit 64A                         I-70 & Hwy "B"
Clearwater, MN                          S. St. Paul, MN                        Boonville, MO

New Trail Truck Center #102             Double Nickel Truck Stop               I-55 Motor Plaza
I-70 Exit 24                            I-55 Exit 19                           I-55 Exit 180
Grain Valley, MO                        Hayti, MO                              Pevely, MO

Trails End Truck Stop                   Bobber Travel Center                   MOC 1 Travel Plaze
I-29 & US 136 Exit 110                  I-44 Exit 225                          I-70 & Hwy D Exit 161
Rock Port, MO                           Sullivan, MO                           Williamsburg, MO

Christy's Travel Center                 High Country Travel Plaza              Pelican Truck Stop
78 Highway West                         I-15 Exit 192                          I-90 Exit 437
Hickory Flat, MS                        Helena, MT                             Laurel, MT

Crossroads Truck Center                 Chex Truck World                       Big Boy's Truck Stop
I-90 & Hwy 93 Exit 96                   I-85, Milemarker 220                   I-95 Exit 105
Missoula, MT                            Henderson, NC                          Kenly, NC

Brintle Enterprises, Inc.               Homer's Truck Stop                     Tiger Discount Truck Stop
I-77 Exit 100                           I-40 Exit 146                          I-94 Exit 64
Mt. Airy, NC                            Statesville, NC                        Dickinson, ND

Stamart Convenience #14                 Stamart Travel Plaza #13               Stamart Truck Plaza #12
2903 Main I-29 Exit 65                  I-29 & Hwy 2 Exit 141                  I-29/13th Ave. S. Exit 64
Fargo, ND                               Grand Forks, ND                        W. Fargo, ND

Sapp Bros. Landmark                     Sapp Bros. Ogallala                    Sapp Bros. Truck Plaza
I-80 Exit 263                           I-80 Exit 126                          I-80 & Hwy 50 Exit 440
Odessa, NE                              Ogallala, NE                           Omaha, NE

Sapp Bros. Sidney                       Sapp Bros. York                        Johnny's Truck Stop
I-80 Exit 59                            I-80 Exit 353                          I-78 Exit 12
Sidney, NE                              York, NE                               Clinton, NJ

Cook's Truck Center                     Giant Travel Center                    Drivers Travelmart #408
Hwy 60-70-84                            I-40 Exit 39                           I-40 & Hwy 469 Exit 356
Clovis, NM                              Jamestown, NM                          San Jon, NM

Truck Inn                               Magic Wand Truck Stop                  77 Gullivers Travel Plaza
J-80 Exit 48                            I-15 Exit 46                           I-77 Exit 101
Fernley, NV                             N. Las Vegas, NV                       Canton, OH

Shenandoah Fuel Sales                   New Trail Truck Center #103            Drivers Travelmart #411
I-70 @ State Rt. 285                    US Hwy 54                              8402 NE Expressway Exit 134
Old Washington, OH                      Guymon, OK                             Oklahoma City, OK

Biggs Junction Travel Plaza             Fat Harvey's Truck Stop                Diamond J's Truck Stop
I-84 & US 97, Exit 104                  I-5 Exit 99                            I-80 Exit 15
Biggs Junction, OH                      Canyonville, OR                        Brookville, PA

Carlisle Texaco Truck Plaza             BFS Truck Plaza                        BP Stateline Travel Center
I-81 Exit 17/PA Turnpike Exit 16        I-79 Exit I                            I-90 & Rt. 6N, Exit 1W
Carlisle, PA                            Mt. Morris, PA                         W. Springfield, PA

Town Hill Truck Plaza                   Cherokee Run Truck Stop                I-90 Truck Haven
I-70 Exit 31                            I-85 Exit 4                            I-90 & SD 37, Exit 332
Warfordsburg, PA                        Fairplay, SC                           Mitchell, SD

Windmill Truck Stop                     TR Truck Plaza                         Shady Lawn Truck Stop
I-90 Exit 55                            I-40 Exit 412                          I-65 Exit 6
Rapid City, SD                          Dandridge, TN                          Elkton, TN

Jiffy #19 Truck Plaza                   Jiffy #8 Truck Plaza                   Drivers Travelmart #401
I-24 Exit 114                           I-65 North Exit 117                    Hwy 75 & 455 Exit 48
Manchester, TN                          Portland, TN                           Anna, TX

Knox Fuel Center                        Knox Fuel Center                       Drivers Travelmart #410
2221 Irving Blvd. MM#440                Hwy 80 FM460                           19765 Hwy 287 E.
Dallas, TX                              Forney, TX                             Harrold, TX

Knox Fuel Center                        Drivers Travelmart #409                Drivers Travelmart #405
I-35 FM310 Exit 364A                    4010 South St. Hwy 59                  5935 W. I-20 Exit 112
Hillsboro, TX                           Nacogdoches, TX                        Odessa, TX

Knox Fuel Center                        Knox Fuel Center                       Knox Fuel Center
I-45 # Parkerhill Rd.                   I-35 @ Red Oak Rd. Exit 410            I-30 FM35 MM#77B
Palmer, TX                              Red Oak, TX                            Royse City, TX

Knox Fuel Stop                          Drivers Travelmart #402                Gas-N-Go #13
I-10 @ FM 1458 MM#273                   3910 I-20 Exit 415                     I-70 Exit 158
Sealy, TX                               Weatherford, TX                        Green River, UT

Sapp Bros. Truck Stop                   Doswell All American                   Lee Hi Travel Plaza
I-215 Exit 21                           I-95 Exit 98                           I-84 & 64 Exit 195
Salt Lake City, UT                      Doswell, VA                            Lexington, VA

P & H Truck Stop                        Seattle East Auto/Truck Plaza          Horse Heaven Hills
I-91 Rt. 302 Exit 17                    I-90 Exit 34                           I-82 Exit 80
Wells River, VT                         North Bend, WA                         Prosser, WA

Edgerton Shell                          Golden Rule Truck Plaza                Citgo Truck Plaza
I-90 & 51 Exit 160                      I-94 & SR 10 Exit 88                   I-94 Hwy 20 Exit 333
Edgerton, WI                            Ossco, WI                              Sturtevant, WI

Sapp Bros. Big C                        Gas-N-Go #15                           Wings America Travel Centre
I-80 Exit 370                           I-8 Exit 41                            I-80 @ Exit 40
Cheyenne, WY                            Lyman, WY                              Avoca, IA

                                   SCHEDULE 2
                          LIST OF CURRENT PNV EQUIPMENT

Current PNV Equipment:

Satellite Dish & Off-air receive antenna
Processing [head-end] equipment
Telephone PBX switch and operator console
Distribution cables
Parking lot plug-in boxes
Rental coaxial cables
Cable TV "billing" computer and software
Prepaid [debit] phonecard dispenser
Telephone & Cable TV accessories for resale

                                   SCHEDULE 3
                      LIST OF CURRENT PROGRAMMING SCHEDULE

Current Programming Schedule:


==============================================================================================
Channel #                               Program
----------------------------------------------------------------------------------------------
2                                       NBC
----------------------------------------------------------------------------------------------
3                                       Playboy
----------------------------------------------------------------------------------------------
4                                       ESPN
----------------------------------------------------------------------------------------------
5                                       Fox
----------------------------------------------------------------------------------------------
6                                       HBO (East)
----------------------------------------------------------------------------------------------
7                                       WGN Chicago
----------------------------------------------------------------------------------------------
8                                       USA
----------------------------------------------------------------------------------------------
9                                       WTBS Atlanta
----------------------------------------------------------------------------------------------
10                                      PNV Program Guide and Advertising
----------------------------------------------------------------------------------------------
11                                      TNN
----------------------------------------------------------------------------------------------
12                                      Headline News
----------------------------------------------------------------------------------------------
13                                      ABC
==============================================================================================

                                   SCHEDULE 4
                       LIST OF CURRENT TELEPHONE SERVICES


Current Telephone Services:

1-800 calls
Local calls
Operator services
Direct call back to stall # (automated)
Message waiting
Wake-up calls (automated)



                                      -21